                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        Group Maintenance America Corp.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                                               8 Greenway Plaza
[LOGO APPEARS HERE]                                                  Suite 1500
                                          April 9, 1998    Houston, Texas 77046

Dear Shareholder:

  On behalf of the Board of Directors and employees of Group Maintenance America Corp., you are cordially invited to attend the 1998 Annual Meeting of Shareholders, which will be held at the Houston City Club, Greenway Plaza, Houston, Texas, on Wednesday, May 13, 1998, at 10:30 a.m. Houston time.

  At the meeting, shareholders will elect four directors for a term expiring at the 2001 shareholders meeting and to approve the selection of independent public accountants. This booklet includes the notice of the meeting and the proxy statement which contains information about the meeting and the election of directors.

  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. As explained in the proxy statement, your proxy may be withdrawn at any time before it is actually voted at the meeting.

                                          Very truly yours,

                                          /s/ JAMES P. NORRIS
                                          James P. Norris
                                          Chairman of the Board

                        GROUP MAINTENANCE AMERICA CORP.
                         8 GREENWAY PLAZA, SUITE 1500
                             HOUSTON, TEXAS 77046
                                (713) 860-0100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 13, 1998

TO THE SHAREHOLDERS OF GROUP MAINTENANCE AMERICA CORP.:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Group Maintenance America Corp., a Texas corporation (the "Company"), will be held on May 13, 1998, at 10:30 a.m., Houston time, at the Houston City Club, Greenway Plaza, Houston, Texas (the "Meeting").

  The Meeting will be held for the following purposes:

    (1) To elect four directors to serve a term ending at the Company's 2001 Annual Meeting of Shareholders.

    (2) To approve the appointment by the Board of Directors of KPMG Peat Marwick LLP as the Company's independent public accountants for the year 1998.

    (3) To act on such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

  The Board of Directors has fixed the close of business on March 17, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. A list of such shareholders will be available for examination at the offices of the Company, located at 8 Greenway Plaza, Suite 1500, Houston, Texas, for a period of at least ten days prior to the Meeting.

  Each shareholder who does not expect to attend the Meeting is urged to complete, date and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,


                                          /s/ RANDOLPH W. BRYANT
                                          ----------------------------
                                          RANDOLPH W. BRYANT
                                               Secretary

Houston, Texas
April 9, 1998

                        GROUP MAINTENANCE AMERICA CORP.
                         8 GREENWAY PLAZA, SUITE 1500
                             HOUSTON, TEXAS 77046

                                PROXY STATEMENT

  This Proxy Statement is furnished by the Board of Directors (the "Board") of Group Maintenance America Corp. (the "Company") in connection with its solicitation of proxies for use at the 1998 Annual Meeting of Shareholders to be held on Wednesday, May 13, 1998, at 10:30 a.m. Houston time at the Houston City Club, Greenway Plaza, Houston, Texas, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about April 9, 1998. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 17, 1998, will be entitled to one vote for each share held on all matters to come before the meeting. On that date, there were outstanding 22,791,557 shares of Common Stock.

PROXIES AND VOTING

  A proxy on the enclosed form may be revoked by notice in writing to the Secretary at any time before it has been exercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board.

  A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Shares abstaining with regard to a matter to be presented to the shareholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

  Approval of matters presented to the meeting requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter. Abstentions are included in the tally of shares represented but will not be included in determining the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item.

PROXY SOLICITATION

  The cost of this solicitation will be borne by the Company. The Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in soliciting proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. The directors, officers, and employees of the Company may also solicit proxies by telephone, telegram or personal contact. These persons will receive no additional compensation for such services. The Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy material to beneficial owners.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors presently consists of 15 members, divided into three classes. The following four nominees, each of whom is presently serving as a director of the Company, are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2001 Annual Meeting of Shareholders and until their successors are chosen and have qualified. Ten directors will continue to serve as set forth below, and Mr. Richard S. Rouse, a director of the Company since April 1997, is not standing for reelection. The persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and authorized to vote on the matter.

  Brief statements setting forth the age (at April 1, 1998), the principal occupation, and employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below:

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS (CLASS
I)


                         RONALD D. BRYANT                   Director since 1997
[PHOTO OF RONALD D.      Age 51
BRYANT APPEARS HERE]
                         Mr. Bryant is President of Masters, Inc., a subsidiary of the Company that is primarily engaged in the new installation of residential plumbing and heating, ventilation and air conditioning ("HVAC") systems. Mr. Bryant founded Masters in 1986 and has been employed by that company since that time.


                         CHESTER J. JACHIMIEC               Director since 1997
[PHOTO OF CHESTER J.     Age 43                  Member, Acquisitions Committee
JACHIMIEC APPEARS HERE]
                         Mr. Jachimiec is Executive Vice President-
                         Acquisitions of the Company, having served in such capacity with the Company and its predecessor since
                         October 1996. From February 1994 to October 1996, Mr.
                         Jachimiec served as the Director of Acquisitions &
                         Investments for Tenneco Energy, Inc., and from 1990 to 1994, he was an investor in or consultant to various private ventures engaged in natural gas gathering, processing and exploration as well as computer software development. Prior to 1990, Mr.
                         Jachimiec practiced securities law and public accounting with several professional firms.


                         THOMAS B. MCDADE                   Director since 1997
[PHOTO OF THOMAS B.      Age 74                         Member, Audit Committee
MCDADE APPEARS HERE]
                         Mr. McDade is engaged in consulting and managing his personal investments. From 1957 to 1985, he was employed by Texas Commerce Bancshares, last serving in the capacity of Vice Chairman. He currently serves as a director of Bankers Trust Co. of the Southwest, TransTexas Gas, TransAmerican Energy and
                         TransAmerican Refining.

[PHOTO OF JAMES D.       JAMES D. WEAVER                    Director since 1997
WEAVER APPEARS HERE]     Age 48                  Member, Compensation Committee

                         Mr. Weaver has been the President of the Gordon and Mary Cain Foundation, a nonprofit organization, since 1989 and the Director of the Good Samaritan Foundation, a nonprofit organization, since 1986.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
FOR TERM EXPIRING AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS (CLASS II)


[PHOTO OF DAVID L.       DAVID L. HENNINGER                 Director since 1997
HENNINGER APPEARS        Age 53
HERE]
                         Mr. Henninger is President of Van's Comfortemp Air
                         Conditioning, Inc., a subsidiary of the Company providing HVAC services to residential and light commercial customers. He acquired Van's in 1975 and has served as its president since that time.



[PHOTO OF JAMES D.       JAMES D. JENNINGS                  Director since 1997
JENNINGS APPEARS HERE]   Age 55

                         Mr. Jennings has been President of Airtron, Inc., a subsidiary of the Company that designs, installs, maintains and repairs HVAC systems in new and existing homes and businesses, since 1985.


                         DONALD L. LUKE                     Director since 1997
                         Age 61

[PHOTO OF DONALD L.      Mr. Luke became a Director and President and Chief
LUKE APPEARS HERE]       Operating Officer of the Company in August 1997. From
                         November 1996 to July 1997, he served as Chairman of Arriva Air International, Inc. a start-up commercial air cargo business, and a partner in McFarland
                         Grossman Capital Ventures, L.C., a consolidator of fastener distribution companies. From September 1996 to August 1997, he served as the Chief Executive
                         Officer of CTW, Inc., a privately held acquisitions and management company, and a consultant to Batteries
                         Batteries, Inc., a consolidator of specialty battery distribution companies which completed its initial public offering in April 1996. From 1995 to September
                         1996, he served as President, Chief Executive Officer and Director of Batteries Batteries, Inc. From 1991 to 1995, Mr. Luke served as President and Chief
                         Executive Officer of Miracle Ear New York City.

                         J. PATRICK MILLINOR, JR.           Director since 1997
                         Age 52                Chairman, Acquisitions Committee

[PHOTO OF J. PATRICK     Mr. Millinor is Chief Executive Officer of the
MILLINOR, JR. APPEARS    Company and has served in such capacity with the
HERE]                    Company and its predecessor since October 1996. He
                         also served as President of the Company and its predecessor from October 1996 until June 1997. From
                         September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a major stockholder in the Company, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From March 1993 to September
                         1994, he served as Chief Executive Officer of UltrAir, Inc., a start-up passenger airline, and from October 1992 to March 1993, he served as its Chief
                         Financial Officer. He currently serves as a director of Agennix Incorporated and Haelan Health(R)
                         Corporation.


                         LUCIAN L. MORRISON                 Director since 1997
                         Age 61                       Chairman, Audit Committee
                                                 Member, Compensation Committee

[PHOTO OF LUCIAN L.      Mr. Morrison has been engaged as a trustee and
MORRISON APPEARS HERE]   consultant with respect to trust, estate, probate and
                         qualified plan matters since 1992. Previously, he served as Chief Fiduciary Officer of Northern Trust
                         Bank of Texas from 1990 through 1992 and as Chief
                         Executive Officer of Heritage Trust Company from 1979 until 1990.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
FOR TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS (CLASS III)


                         ANDREW JEFFREY KELLY               Director since 1997
                         Age 43

[PHOTO OF ANDREW         Mr. Kelly is President of K & N Plumbing, Heating and
JEFFREY KELLY            Air Conditioning, Inc., a subsidiary of the Company
APPEARS HERE]            providing plumbing and HVAC services to residential
                         new construction markets. He founded K&N in 1978 and has served as its president since 1987.


                         TIMOTHY JOHNSTON                   Director since 1997
                         Age 42

[PHOTO OF TIMOTHY        Mr. Johnston joined Airtron, Inc. in 1988 and has
JOHNSTON APPEARS HERE]   served as its Chief Financial Officer since that
                         time. He is also serving as Airtron's Senior Vice
                         President (since 1995) and Secretary/Treasurer (since
                         1991).

                         JAMES P. NORRIS                    Director since 1997
                         Age 59

[PHOTO OF JAMES P.       Mr. Norris has been Chairman of the Board of the
NORRIS APPEARS HERE]     Company since June 1997. From 1969 to May 1997, he
                         served as Executive Vice President of Air
                         Conditioning Contractors of America ("ACCA"), an industry trade association based in Washington, D.C.


                         FREDRIC J. SIGMUND                 Director since 1997
                         Age 56

[PHOTO OF FREDRIC J.     Mr. Sigmund is Chief Executive Officer of MacDonald-
SIGMUND APPEARS HERE]    Miller Industries, Inc., a subsidiary of the Company
                         providing a full range of HVAC services to commercial and industrial customers. He became an employee of MacDonald-Miller in 1967 and has been its Chief
                         Executive Officer since 1986.

                         JOHN M. SULLIVAN                   Director since 1997
                         Age 61                Chairman, Compensation Committee

[PHOTO OF JOHN M.        Mr. Sullivan has been Vice President of Beta
SULLIVAN APPEARS HERE]   Consulting, Inc., a financial and tax consulting
                         firm, since 1994. From 1992 through 1994, he was an International Tax Director for General Motors
                         Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a director of Atlantic Coast Airlines, Inc.


  Messrs. Jennings and Johnston were elected to the Company's Board of Directors pursuant to a provision of the Agreement and Plan of Exchange dated as of April 30, 1997, between the Company, Airtron, Inc. and certain shareholders of Airtron, Inc. that permitted the former shareholders of Airtron, Inc. to designate two representatives to serve as directors of the Company. This provision terminated at the time of the Company's initial public offering of its common stock in November 1997 (the "IPO").

  Messrs. Bryant, Henninger, Kelly, McDade, Morrison and Sigmund were elected to the Board of Directors in September 1997 for terms that commenced at the time of the closing of the IPO. In the case of Messrs. Bryant, Henninger and Sigmund, their election was also conditioned upon the acquisition by the Company of Masters, Inc., Van's Comfortemp Air Conditioning, Inc. and MacDonald-Miller Industries, Inc., respectively, which were wholly or partially owned by them.

STOCK OWNERSHIP

  The following table sets forth, at March 31, 1998, the number of shares of Common Stock of the Company beneficially owned by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's executive officers and directors and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person's address is c/o the Company's principal executive offices at 8 Greenway Plaza, Suite 1500, Houston, Texas 77046.

                                                               SHARES
                                                            BENEFICIALLY
                                                             OWNED(1)(2)
                                                          ---------------------
                                                           NUMBER       PERCENT
                                                          ---------     -------
Ronald D. Bryant.........................................   466,806       2.0%
David L. Henninger.......................................   112,202(3)      *
Chester J. Jachimiec.....................................   147,401(4)      *
James D. Jennings........................................   738,470(5)    3.2%
Timothy Johnston.........................................   374,713(5)    1.6%
Andrew J. Kelly..........................................   362,800       1.6%
Donald L. Luke...........................................     1,000         *
Thomas B. McDade.........................................     8,000         *
J. Patrick Millinor, Jr..................................   239,313(6)    1.0%
Lucian A. Morrison.......................................     5,500         *
James P. Norris..........................................       500         *
Richard S. Rouse.........................................   126,602         *
Fredric J. Sigmund.......................................   207,588(7)      *
John M. Sullivan.........................................   112,050(8)      *
James D. Weaver..........................................    86,500         *
William M. Callahan......................................   301,137(9)      *
Alfred R. Roach..........................................   301,137(9)      *
Randolph W. Bryant.......................................     7,666         *
Thomas E. McAlpin........................................    73,396         *
Darren B. Miller.........................................    64,002         *
Gordon Cain.............................................. 2,417,950      10.4%
  8 Greenway Plaza, Suite 705
  Houston, Texas 77046
All executive officers and directors as a group.......... 3,736,783(10)  16.0%

--------
 * Less than one percent.
(1) Except as otherwise noted, each shareholder, director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.
(2) Includes shares that are subject to options granted by the Company exercisable at March 31, 1998, or within 60 days thereafter, for Messrs. Millinor, Jachimiec, Rouse, Bryant and Miller to purchase 18,868, 16,801, 14,752, 6,666 and 10,002 shares, respectively.
(3) Includes 55,001 shares held by Mr. Henninger's spouse.
(4) Includes 32,000 shares held by Mr. Jachimiec as trustee of two trusts for the benefit of his children as to which Mr. Jachimiec disclaims beneficial ownership.
(5) Includes 281,572 and 329,285 shares beneficially owned by Messrs. Jennings and Johnston through Airtron, Inc. employee benefit plans.
(6) Includes 200 shares held by Mr. Millinor's children as to which Mr. Millinor disclaims beneficial ownership.
(7) Includes 33,748 shares beneficially owned by Mr. Sigmund through the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan.
(8) Includes 82,050 shares with respect to which Mr. Sullivan has a limited power of attorney to vote and exercise investment powers until revoked by the actual owner.

(9) Includes 257,000 shares that each of Messrs. Callahan and Roach has the right to acquire pursuant to warrants that are presently exercisable.
(10) Includes 67,089 shares that are subject to options that are exercisable by all executive officers and directors as a group.

COMMITTEES AND MEETING ATTENDANCE

  The Board of Directors has established three committees--the Audit Committee, the Compensation Committee and the Acquisitions Committee. The membership of these committees is determined from time to time by the Board.

  The Audit Committee held no meetings during 1997. The committee has the responsibility, among other things, for (i) recommending the selection of the Company's independent public accountants, (ii) reviewing and approving the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) reviewing with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process, (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition, and
(vi) monitoring compliance with the Company's business ethics and other policies. The members of the Audit Committee are Messrs. Morrison (Chair), McDade and Sullivan.

  The Compensation Committee acted one time by unanimous written consent during 1997. The committee has the responsibility, among other things, for (i) establishing the salary rates of officers and employees of the Company and its subsidiaries, (ii) examining periodically the compensation structure of the Company and (iii) supervising the welfare and pension plans and compensation plans of the Company. The members of the Compensation Committee are Messrs. Sullivan (Chair), Morrison and Weaver.

  The Acquisitions Committee held two meetings during 1997. The committee has the authority to approve the terms and conditions of acquisitions by the Company of businesses having less than $40 million of revenues and $20 million of assets, including the authority to approve the issuance of debt and equity securities of the Company in connection with such acquisitions, provided that the consideration paid by the Company for each such business is less than $20 million. The members of the Acquisitions Committee are Messrs. Millinor (Chair), Jachimiec and Rouse.

  During 1997 the Board of Directors held three meetings and acted 10 times by unanimous written consent. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served.

COMPENSATION OF DIRECTORS

  In December 1997, the Company granted to each director of the Company who is not an employee of the Company or any of its subsidiaries an option to purchase 4,000 shares of Common Stock at a purchase price of $14.00 per share. Such options will remain in effect for five years after the date of grant and 1,000 shares of each such grant will become exercisable on each anniversary of the date of grant. If a director ceases to serve in such capacity because of his death, disability or retirement, the options granted to that director will become exercisable for a one-year period. Each director also will be reimbursed for travel expenses incurred for each meeting of the Board or for each Board Committee meeting attended.

EXECUTIVE COMPENSATION

  The following table sets forth the remuneration paid by the Company to the Chairman of the Board, the Chief Executive Officer and the President of the Company and the four other most highly compensated key executive officers of the Company based on 1997 salaries and bonuses.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                 ANNUAL COMPENSATION  COMPENSATION
                                --------------------- ------------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
  NAME AND PRINCIPAL POSITION   YEAR  SALARY   BONUS    OPTIONS    COMPENSATION
  ---------------------------   ---- -------- ------- ------------ ------------
James P. Norris................ 1997 $ 87,500 $43,750    84,500          --
 Chairman of the Board
J. Patrick Millinor, Jr........ 1997  150,000  87,500    56,500       1,080
 Chief Executive Officer
Donald L. Luke................. 1997   62,500  31,250    70,969          --
 President and Chief Operating
 Officer
Chester J. Jachimiec........... 1997  140,000  73,500    53,300         860
 Executive Vice President--
 Acquisitions
Richard S. Rouse............... 1997  140,000  73,500    53,300       2,446
 Executive Vice President--
 Administration and Development
James D. Jennings.............. 1997  108,850 289,047    53,078       4,050
 President of Airtron, Inc.
Timothy Johnston............... 1997   99,000 122,000    53,078       1,000
 Senior Vice President and
 Chief Financial Officer of
 Airtron, Inc.

  Messrs. Millinor, Jachimiec and Rouse commenced their employment with the predecessor of the Company in October 1996; Mr. Norris commenced his employment with the Company in June 1997; and Mr. Luke commenced his employment with the Company in August 1997. The compensation of Messrs. Jennings and Johnston does not include compensation for periods prior to the acquisition of Airtron, Inc. by the Company.

                          STOCK OPTION GRANTS IN 1997

  The following table sets forth the number of stock options that were granted during 1997 to the persons named in the Summary Compensation Table.

                                                                          POTENTIAL
                                                                       REALIZABLE VALUE
                                                                          AT ASSUMED
                                                                       ANNUAL RATES OF
                                                                         STOCK PRICE
                                                                       APPRECIATION FOR
                                      INDIVIDUAL GRANTS                OPTION TERM (3)
                         --------------------------------------------- ----------------
                                      % OF TOTAL
                          OPTIONS      OPTIONS    EXERCISE
                          GRANTED     GRANTED TO   OR BASE
                          (NO. OF    EMPLOYEES IN   PRICE   EXPIRATION
          NAME           SHARES)(1)  FISCAL YEAR  PER SHARE    DATE      5%      10%
          ----           ----------  ------------ --------- ---------- ------- --------
James P. Norris.........   28,000(2)     1.4%      $ 3.08    6-01-2007 $54,236 $137,444
                           56,500        2.7        14.00   11-06-2002 218,539  482,913
J. Patrick Millinor,
 Jr.....................   56,500        2.7        14.00   11-06-2002 218,539  482,913
Donald L. Luke..........   14,469(2)      .7         3.08    8-01-2007  28,026   71,024
                           56,500        2.7        14.00   11-06-2002 218,539  482,913
Chester J. Jachimiec....   53,300        2.6        14.00   11-06-2002 206,161  455,563
Richard S. Rouse........   53,300        2.6        14.00   11-06-2002 206,161  455,563
James D. Jennings.......   53,078        2.6        14.00   11-06-2002 205,303  453,665
Timothy Johnston........   53,078        2.6        14.00   11-06-2002 205,303  453,665

--------
(1) Except as otherwise noted, all options were granted on the date of the Company's initial public offering (November 6, 1997), have a five year term and become exercisable with respect to 25% of the shares subject to the option on each anniversary of the date of grant.
(2) Options granted to Messrs. Norris and Luke at the time they commenced employment with the Company (on June 1, 1998 and August 1, 1998, respectively). These options have a ten-year term from the date of grant and become exercisable with respect to 33 1/3% of the shares subject to the option on each anniversary of the date of grant. Because the Company's Common Stock was not publicly traded on the date of each grant, this presentation assumes the exercise price of these options equaled the fair market value on the date of grant.
(3) The dollar amounts in these columns were calculated on the basis of the indicated rates of appreciation in the value of the Common Stock, compounded annually from the fair market value (or assumed fair market value) on the grant date, from the grant date to the end of the option term and, therefore, are not intended to forecast possible future appreciation.

                         OPTIONS EXERCISED IN 1997 AND
                             1997 YEAR-END VALUES

  The following table presents information as to the value of stock options held, as of December 31, 1997, by the persons named in the Summary Compensation Table. No options to acquire shares were exercised during 1997.

                             TOTAL NO. OF UNEXERCISED    VALUE OF UNEXERCISED
                                  OPTIONS HELD AT      IN-THE-MONEY OPTIONS HELD
                                 DECEMBER 31, 1997      AT DECEMBER 31, 1997(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
James P. Norris.............       --       84,500            --     $543,205
J. Patrick Millinor, Jr.....   18,868       94,237       259,057      676,895
Donald L. Luke..............       --       70,969            --      357,424
Chester J. Jachimiec........   16,801       86,902       230,678      611,128
Richard S. Rouse............   14,752       82,804       202,545      554,863
James D. Jennings...........       --       53,078            --      149,149
Timothy Johnston............       --       53,078            --      149,149

--------
(1) The closing price for the Common Stock on the New York Stock Exchange on December 31, 1997, was $16.81. Value is calculated on the basis of the difference between the option exercise price and $16.81, multiplied by the number of shares of Common Stock underlying the options.

GROUP MAINTENANCE AMERICA CORP. COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Board of Directors is responsible for overseeing the development and implementation of the executive compensation philosophy, plans and programs of the Company as described below. The Committee is composed entirely of non-employee Directors.

 Compensation Philosophy

  The Company is a new publicly-traded company and has established a philosophy for compensation of the Company executives and those of its principal subsidiaries that is intended to appropriately align the interests of the executives with those of the Company shareholders and be based on awarding compensation in line with performance.

  In implementing this philosophy, the program has been structured to:

  . Provide as current compensation a base salary with a variable incentive award premised on achieving the Company's business objectives for the year, with primary emphasis on targeted earnings per share.

  . Develop and administer stock ownership programs for executives that provide strong incentives for long-term retention of senior executives.

  . Encourage stock ownership at all levels of the organization through stock option plans.

  . As the Company is a newly-formed company, the Committee will carefully review the effects in operation of the plans implemented to date to insure that the desired results are achieved, and will recommend to management any changes deemed desirable as a result of such review.

 Annual Cash Compensation Program

  BASE SALARIES

  As described elsewhere, each of the executive officers named in the Summary Compensation Table entered into an employment agreement upon initial employment with the Company providing for a specified base salary and an annual cash bonus depending on the actual performance of the Company. Upon the successful completion of the Company's initial public offering in November 1997 the Company paid a special cash bonus to each of its executives based upon their respective salaries and length of time employed by the Company. During 1998, further study of the salary structures of comparably-situated companies will be made to determine what adjustment to salaries, if any, are appropriate, consistent with the duties and responsibilities of each position.

  INCENTIVE BONUS PLANS

  The Board of Directors of the Company approved a cash incentive bonus plan for its headquarters employees in 1998. Individual amounts payable under this plan are dependent on (1) achieving a targeted earnings-per-share result; (2) influence of the individual position on ability to achieve overall corporate objectives; and (3) assessment of individual performance in carrying out the assigned responsibilities.

  The Company has previously implemented a cash bonus program for the key employees of its subsidiaries under which awards will be determined based upon the performance of each subsidiary. The size of the bonus pool will be equal to a defined percentage of the amount by which the subsidiary's after-tax net operating profit (as defined) less a charge for capital allocated to the subsidiary exceeds a similar calculation of the previous year's results. A certain percentage of earned bonuses are carried over to the following year for retention purposes and to promote long-term goal achievement. Messrs. Jennings and Johnston participated in the program in 1997. Messrs. Bryant, Henninger, Kelly and Sigmund will also participate in 1998.

  LONG-TERM INCENTIVES--STOCK AWARDS PLANS

  The Company's long-term incentive plans (1997 Stock Awards Plan and 1997 Stock Option Plan) are intended to be a significant portion of the total compensation package of the Company's senior executives and to provide an ownership opportunity to employees at all levels of the organization. Pursuant to this objective, awards were made at the time of the initial public offering and will continue to be made periodically based on individual performance evaluations and recommendations of the Chief Executive Officer and/or the chief executive officer of each subsidiary corporation, as applicable.

  1997 CHIEF EXECUTIVE OFFICER COMPENSATION

  The base compensation of the Chief Executive Officer for 1997 continued at the level of $150,000 as established in his initial employment agreement in 1996. While information provided by compensation consultants indicates that this compensation is below base salaries of chief executive officers of comparable companies, the Committee believes the Company's management group, including the Chief Executive Officer, is properly incentivized by the overall compensation program as described above.

  At the successful completion of the Company's initial public offering, the Chief Executive Officer, as well as other senior officers of the Company, received cash bonuses and awards under the 1997 Stock Awards Plan. Mr. Millinor received an $87,500 cash bonus and an option to purchase 56,500 shares of stock. These options are exercisable at $14.00 per share over a period of five years with 25% of such shares becoming exercisable at each anniversary of the date of grant.

  The Chief Executive Officer's contribution for the period is most clearly evidenced by the successful completion of the company's initial public offering several months ahead of schedule. Mr. Millinor demonstrated outstanding leadership in directing the Company during the period leading to the initial public offering in November 1997. Implementation of the Company's business plan required identifying and employing additional members of the management team needed to successfully manage and coordinate the acquisition program and working closely with the group in identifying and negotiating the terms of the acquisitions. In addition, he led the effort required to develop a plan to effectively coordinate the ongoing operations of the acquired companies after the initial public offering.

                                          COMPENSATION COMMITTEE

                                          John M. Sullivan, Chairman
                                          Lucian L. Morrison
                                          James D. Weaver

PERFORMANCE GRAPH

  The following graph compares the percentage change in the market value of the Company's Common Stock to the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a group of three peer issuers (the "Peer Group Index") for the portion of 1997 that the Company's Common Stock was registered pursuant to Section 12 of the Securities Act of 1934, as amended (the "Exchange Act"), assuming the investment of $100 on November 7, 1997, the date immediately following the date of the IPO, and the reinvestment of all dividends since that date to December 31, 1997. The three peer issuers are American Residential Services, Inc., Comfort Systems USA, Inc. and Service Experts, Inc., each of which is a publicly traded company engaged (either directly or through subsidiaries) in the same or similar business as the Company. The Peer Group Index was weighted for market capitalization.


                        11/07/97          12/01/97          12/31/97
Group Maintenance       $100.00           $100.00           $120.09
Peer Group Only         $100.00           $102.12           $114.08
S&P 500                 $100.00           $104.63           $106.43


  The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment for the period shown for the Company, the S&P 500 Index and the Peer Group Index is based on the stock price or composite index at November 7, 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

   In 1997, Mr. Norris entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company. The agreement expires on June 1, 2000. In the event of Mr. Norris' death, the agreement will terminate. In the event of Mr. Norris' disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Norris will receive compensation for the periods described in the agreement. In addition, Mr. Norris has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1996, Mr. Millinor entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus of up to 100% of Mr. Millinor's annual base salary depending on the actual annual performance of the Company. The agreement expires on October 24, 1999. In the event of Mr. Millinor's death, the agreement will terminate. In the event of Mr. Millinor's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Millinor will receive compensation for the periods described in the agreement. In addition, Mr. Millinor has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1997, Mr. Luke entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company. The agreement expires on August 1, 2000. In the event of Mr. Luke's death, the agreement will terminate. In the event of Mr. Luke's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Luke will receive compensation for the periods described in the agreement. In addition, Mr. Luke has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1996, Mr. Jachimiec entered into an employment agreement with the Company which provides for an annual base salary of $140,000 and an annual cash bonus of up to 100% of Mr. Jachimiec's annual base salary depending on the actual annual performance of the Company. The agreement expires on October 24, 1999. In the event of Mr. Jachimiec's death, the agreement will terminate. In the event of Mr. Jachimiec's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Jachimiec will receive compensation for the periods described in the agreement. In addition, Mr. Jachimiec has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1996, Mr. Rouse entered into an employment agreement with the Company which provides for an annual base salary of $140,000 and an annual cash bonus of up to 100% of Mr. Rouse's annual base salary depending on the actual annual performance of the Company. The agreement expires on October 24, 1999. In the event of Mr. Rouse's death, the agreement will terminate. In the event of Mr. Rouse's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Rouse will receive compensation for the periods described in the agreement. In addition, Mr. Rouse has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1997, Mr. Jennings entered into an employment agreement with Airtron which provides for an annual base salary of $150,000. Mr. Jennings also participates in the Airtron incentive bonus plan (which provides him an award equal to 3.55% of Airtron's EBITDA before corporate bonus not to exceed $366,000 annually). The agreement expires on April 30, 2000. In the event of Mr. Jennings' death, the agreement will terminate. In the event of Mr. Jennings' disability, Airtron will continue payment of compensation during the first six month period of such disability to the extent not covered by Airtron's disability insurance policies. In the event his employment is terminated, Mr. Jennings will receive compensation for the periods described in the agreement. In addition, Mr. Jennings has agreed not to compete with Airtron until the later to occur of (i) April 30, 2002 or (ii) one year following his termination of employment.

   In 1997, Mr. Johnston entered into an employment agreement with Airtron which provides for an annual base salary of $150,000. Mr. Johnston also participates in the Airtron incentive bonus plan (which provides him an award equal to 1.50% of Airtron's EBITDA before corporate bonus, not to exceed $154,000 annually). The agreement expires on April 30, 2000. In the event of Mr. Johnston's death, the agreement will terminate. In the event of Mr. Johnston's disability, Airtron will continue payment of compensation during the first six month period of such disability to the extent not covered by Airtron's disability insurance policies. In the event his employment is terminated, Mr. Johnston will receive compensation for the periods described in the agreement. In addition, Mr. Johnston has agreed not to compete with Airtron until the later to occur of (i) April 30, 2002 or (ii) one year following his termination of employment.

  Each of the foregoing employment agreements (other than the employment agreements of Messrs. Jennings and Johnston) grants the executive certain rights in the event of a change in control of the Company. Under the terms of each agreement, the Company must pay the executive an amount equal to twelve months compensation at the executive's current salary and provide benefits to the executive for twelve months if the Company terminates the executive's employment without "cause." In addition, if an executive's employment terminates within six months after a sale of all or substantially all of the assets of the Company or a merger, consolidation, liquidation or reorganization of the Company, the Company shall pay the executive an amount equal to three times the executive's severance benefits otherwise available under the employment agreement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Airtron leases its headquarters offices in Dayton, Ohio and its operating facilities in Cincinnati and Cleveland, Ohio, Indianapolis, Indiana, Clearwater, Florida, Dallas, Houston and San Antonio, Texas and Wichita, Kansas from entities controlled by certain former shareholders of Airtron, including Messrs. Jennings and Johnston. None of these leases expire prior to 2008. The aggregate annual base rent to be paid under these leases is approximately $735,000 with annual increases based on the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Airtron, Mr. Jennings received $3,729,653, together with 933,911 shares of Common Stock and 2,711,344 shares of Series A Preferred Stock and Mr. Johnston received $1,393,474, together with 374,713 shares of Common Stock and 1,057,473 shares of Series A Preferred Stock. All of such shares of preferred stock were redeemed at a redemption price of $1.00 per share. Additionally, Messrs. Jennings and Johnston have the right to receive payments from the Company equal to the tax benefits received by the Company with respect to payments of deferred compensation to them. The Company estimates these payments will be $3.2 million and $1.4 million, respectively.

  In the Company's acquisition of K&N, Andrew Jeffrey Kelly received $1,568,000, together with 362,800 shares of Common Stock and 1,568,000 shares of Series D Preferred Stock. All of such shares of preferred stock were redeemed at a redemption price of $1.00 per share. Mr. Kelly may receive contingent consideration based on the operating results of K&N for the 15 month period ended June 30, 1998. The Company estimates that such payments will be approximately $600,000. K&N entered into a new five year renewable lease with Sigma Management, a company owned by Mr. Kelly, to replace the existing lease for the Company's Arlington, Texas facility. The annual base rent to be paid under this lease is approximately $94,800. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of MacDonald-Miller, Fredric J. Sigmund received approximately $1,937,000 and 207,588 shares of Common Stock. Mr. Sigmund may receive a portion of the contingent consideration payable to the former shareholders of MacDonald-Miller based on the operating results of MacDonald-Miller for the 12 month period ended December 31, 1997. The Company estimates that such payments will be approximately $764,000. MacDonald-Miller has entered into a new ten year renewable lease with F&V Investments, a company owned by Mr. Sigmund, to replace the existing lease for MacDonald-Miller's Seattle, Washington facility. The annual base rent to be paid under this lease is approximately $475,000. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Masters, Ronald D. Bryant received approximately $5,325,000 and 466,806 shares of Common Stock. Additionally, Masters entered into a new six year renewable lease with Mr. Bryant to replace the existing lease for Masters' Gaithersburg, Maryland facility. The annual base rent to be paid under this lease is approximately $242,000, with annual increases of 4%. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's acquisition of Van's, David L. Henninger received, together with his spouse, approximately $1,497,000 and 112,202 shares of Common Stock. Additionally, Van's entered into a new five-year renewable lease with Mr. Henninger to replace the existing lease for Van's Delray Beach, Florida facility. The initial annual base rent to be paid under this lease is approximately $90,000 with annual increases of 3%. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties. Finally, Mr. Henninger owed approximately $80,000 to Van's at the time it was acquired by the Company. This indebtedness was satisfied in December 1997 by an offset to a purchase price adjustment owed by the Company to Mr. Henninger.

  In 1997, Mr. Sullivan, a director of the Company, exercised options to purchase 10,000 shares at a price of $3.08 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, among others, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and holders of more than 10% of the Company's outstanding common stock were complied with during 1997, except that Richard M. Siefring inadvertently failed to disclose in his report on Form 4 for November 1997 the grant to him in that month of an option to purchase shares of the Company's Common Stock. Disclosure of such grant was required because he was a holder of more than 10% of the Company's common stock at the time of grant, although after the Company's initial public offering he owned less than 10% of such stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, Messrs. Morrison, Sullivan and Weaver (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee. There were no interlocks or insider participation with other companies with the meaning of the proxy rules of the Securities and Exchange Commission during 1997.

                                    ITEM 2

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL

  Financial statements of the Company and its consolidated subsidiaries are included in the Company's annual report furnished to all shareholders. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed KPMG Peat Marwick LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ended December 31, 1998 and has determined that it would be desirable to request that the shareholders approve such appointment. If the shareholders should not approve such appointment, the Audit Committee and the Board would reconsider the appointment. KPMG Peat Marwick LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matter come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by shareholders) in accordance with their judgment on such matters.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any proposal to be presented by a shareholder at the Company's 1999 Annual Meeting of Shareholders must be received by the Company by December 10, 1998, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                       RANDOLPH W. BRYANT
                                       Senior Vice President, General Counsel
                                       and Secretary

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO RANDOLPH W. BRYANT, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, GROUP MAINTENANCE AMERICA CORP., 8 GREENWAY PLAZA, SUITE 1500, HOUSTON, TEXAS 77046.

                        GROUP MAINTENANCE AMERICA CORP.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 13, 1998
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        GROUP MAINTENANCE AMERICA CORP.


     The undersigned hereby appoints J. Patrick Millinor, Jr. and Randolph W. Bryant, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Group Maintenance America Corp. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Group Maintenance America Corp. to be held on Wednesday, May 13, 1998, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, NO BOXES NEED TO BE CHECKED. REGARDLESS OF HOW YOU VOTE, THE PROXY MUST BE SIGNED TO BE VALID. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2       Please Mark [X]
                                                               your votes as
                                                                indicated in
                                                                this example

1. Election of the following nominees for director: Ronald D. Bryant, Chester J. Jachimiec, Thomas B. McDade, James D. Weaver
      FOR all nominees        WITHHOLD      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
     (Except as marked        AUTHORITY      nominee's name in the space below.)
      to the contrary)   (For all nominees
                               listed)      _________________________________________________________________________________

           [_]                   [_]

2. Approval of KPMG Peat Marwick L.L.P.     3. In the discretion of the proxies named      The signer hereby revokes all proxies
   as independent public accountants           herein, the proxies are authorized to       heretofore given by the signer to vote
                                               vote upon other matters as may properly     at said meeting or any adjournments
   FOR    AGAINST    ABSTAIN                   come before the meeting.                    thereof.
   [_]      [_]        [_]
                                                                                           Please sign exactly as your name appears
                                                                                           on this Proxy. Joint owners should each
                                                                                           sign. When signing as attorney, executor,
                                                                                           administrator, trustee or guardian,
                                                                              _______      please give full title as such.
                                                                                     |
                                                                                     |     ________________________________________

                                                                                           ________________________________________
                                                                                           SIGNATURE(S)                        DATE


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                                                       FOLD AND DETACH HERE